Gastar Exploration Limited
Annual Bonus Plan

Section 1.	Purpose of Plan

The Gastar Exploration Limited Annual Bonus Plan is intended to provide a method of attracting, motivating and retaining employees of outstanding competence and ability, and to motivate and encourage those employees to devote their best efforts to the development and growth of the Company, thereby advancing the interests of the Company and its shareholders.

Section 2.	Definitions

The following words and phrases as used herein shall have the following meanings unless a different meaning is plainly required by the context:

“Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company.  For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

“Board” means the Board of Directors of the Company.

“Bonus” means a cash payment or payment opportunity as the context requires.

“Bonus Award Letter” means a letter agreement evidencing the award of a Bonus under the Plan and specifying certain terms and conditions with respect thereto; provided, however that the Committee shall have the discretion to make changes to such terms and conditions so long as such changes are not materially adverse to the applicable Participant.  For the avoidance of doubt, the terms and conditions contained in a Bonus Award Letter may differ among Participants or groups of Participants.

“Bonus Criteria” means the performance criteria and guidelines adopted by the Committee for a Performance Period as set forth in a Bonus Award Letter.  The Bonus Criteria may include, without limitation, (i) one or more business or financial components such as [production per day average, proved third party reserve additions, finding costs, operating cashflow, production per share and reserves per share], (ii) weightings of the components as to results achieved, (iii) comparisons with peer groups or indexes, and (iv) such other criteria and factors as the Committee may deem appropriate.  For the avoidance of doubt, the Committee may adopt different Bonus Criteria for different Participants or groups of Participants.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board; provided, however that the Board may act in place of the Committee as it deems appropriate in its sole discretion.

“Company” means Gastar Exploration Limited and any successor.

“Participant” means with respect to a Performance Period, any employee of the Company or any of its Affiliates selected or approved to participate in the Plan by the Committee for such Performance Period.

“Performance Period” means each fiscal year of the Company for which this Plan remains in effect.

“Plan” means the Gastar Exploration Limited Annual Bonus Plan, as amended from time to time in accordance with Section 6.

Section 3.	Administration of the Plan

3.1      The Committee.  The Plan shall be administered by the Committee, as provided herein.

3.2      Powers of the Committee.  Subject to the further provisions herein, the Committee shall have the authority to determine the Participants with respect to a Performance Period and shall otherwise be responsible for the general administration of the Plan.  In this regard, the Committee shall have the authority to construe and interpret the Plan and any agreement or other document relating to any Bonus under the Plan (including any Bonus Award Letter), may adopt rules and regulations governing the administration of the Plan, and shall exercise all other duties and powers conferred on it by the Plan, or which are incidental or ancillary thereto.  Any determinations made by the Committee hereunder shall be deemed final, binding and conclusive.

3.3      Express Authority to Change Terms and Conditions of a Bonus.  Without limiting the Committee’s authority under any other provision of the Plan, the Committee shall have the authority to accelerate all or part of a Bonus, to waive or modify all or some of the restrictive conditions for a Bonus, and to alter or modify all or some of the Bonus Criteria for a Performance Period at any time in such circumstances as the Board or Committee deems appropriate.

Section 4.	Bonus Provisions

4.1      Selection of Participants.  The Committee shall determine those employees who will participate in the Plan for a Performance Period.

4.2      Bonus Award Letters.  Each Bonus award shall be evidenced by a Bonus Award Letter which sets forth the terms and conditions with respect thereto, including, but not limited to, the Bonus Criteria applicable to such Bonus award.  In the event of a conflict between the terms of the Plan and a Bonus Award Letter, the terms of the Plan shall govern.

4.3      Determination of Bonus Amounts.  The Committee shall determine the standard or formula pursuant to which each Participant’s Bonus shall be calculated based on the Bonus Criteria set forth in such Participant’s Bonus Award Letter (subject to the Committee’s discretion under the terms of the Plan) and the amount to be paid, if any, to each such Participant based on the level of achievement of such Bonus Criteria.  The Committee may also at any time establish additional conditions and terms of the payment of Bonuses as it may deem desirable and may take into account such factors as it deems appropriate in administering any aspect of the Plan.  The Committee may, in its sole discretion, increase or decrease a Participant’s Bonus for a Performance Period based on such factors, including subjective factors, as the Committee deems appropriate, including paying no Bonus at all notwithstanding the level of achievement of the Bonus Criteria for the Performance Period.

4.4      Committee Certification.  No Participant shall receive any Bonus payment under the Plan with respect to a Performance Period until the Committee has approved such payment.

4.5      Time of Payment.  Any Bonuses payable under the Plan shall be paid as soon as practicable following the Committee’s approval of such payment in accordance with Section 4.4.  Such payments shall be in cash, without interest and subject to applicable tax withholding requirements.

4.6      Employment Requirement.  Unless otherwise provided for by the Committee or in an applicable Bonus Award Letter, a Participant shall not have a right to receive a Bonus unless such Participant remains an employee of the Company or an Affiliate on the date such Bonus is paid by the Company.

Section 5.	General Provisions

5.1      No Right to Bonus or Continued Employment.  Neither the establishment of the Plan nor the provision for or payment of any amounts hereunder nor any action of the Company (including, for purposes of this Section 5.1, any predecessor or subsidiary), the Board or the Committee in respect of the Plan, shall be held or construed to confer upon any person any legal right to receive, or any interest in, a Bonus, or any right to be continued in the employ of the Company or any Affiliate.  The Company and its Affiliates expressly reserve any and all rights to discharge a Participant in its sole discretion, without liability of any person, entity or governing body under the Plan or otherwise.

5.2      Discretion of the Board or Committee.  Any decision made or action taken by the Board or the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of the Plan or any Bonus Award Letter shall be within the absolute discretion of the Committee and shall be conclusive and binding upon all persons.  No member of the Board or the Committee shall have any liability for actions taken or omitted under the Plan or any Bonus Award Letter by the member or any other person.

5.3      No Funding of Plan.  Neither the Company nor any Affiliate shall be required to fund or otherwise segregate any cash or any other assets for payment to Participants under the Plan.  The Plan shall constitute an “unfunded” plan of the Company.  Neither the Company nor any Affiliate shall, by any provisions of the Plan, be deemed to be a trustee of any property, and any obligations of the Company or an Affiliate to any Participant under the Plan shall be those of a debtor and any rights of any Participant or former Participant shall be limited to those of a general unsecured creditor.

5.4      Non-Transferability of Benefits and Interests.  Except by will or the laws of descent and distribution, no Bonus that is payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action be void and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former Participant.

5.5      Headings.  The headings of Sections and Paragraphs herein are included solely for convenience.  If there is any conflict between such headings and the text of the Plan, the text shall control.

5.6      Non-Exclusivity.  The Plan does not limit the authority of the Company, the Board or the Committee, or any Affiliate, to grant awards or authorize any other compensation under any other plan or authority.  In addition, individuals not selected to participate in the Plan may participate in other plans of the Company or its Affiliates.

5.7      Severability.  In case any provision of the Plan is determined by a court of competent jurisdiction to be illegal, invalid, or unenforceable for any reason, such illegal, invalid, or unenforceable provision shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal, invalid or unenforceable provision had not been included.

5.8      Law to Govern.  All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Texas.

Section 6.	Amendments, Suspension or Termination of Plan

The Board may from time to time amend, suspend or terminate the Plan in whole or in part, and if suspended or terminated, may at any time reinstate any or all of the provisions of the Plan.